UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 4, 2010

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On June 4, 2010, MHI Hospitality Corporation (the “Company”) entered into a Fifth Amendment to Credit Agreement dated effective as of June 4, 2010 (the “Fifth Amendment”) with Branch Banking & Trust Company (“BB&T”), as the Administrative Agent and as a lender, all of the other lenders under the Credit Agreement and all of the other borrowers under and guarantors of the Credit Agreement. The Fifth Amendment amends the Credit Agreement dated as of May 8, 2006 among the Company, certain of its subsidiaries, BB&T and the participating lenders (as previously amended, the “Credit Agreement”).

Among other things, the Fifth Amendment:

(1) increases the percentage of a hotel’s value available for covenant compliance purposes, except for the hotel property in Tampa, Florida;

(2) fixes the interest rate spread for variable LIBOR-based interest rate loans at 4.00% and base rate advances at 3.00% and sets a LIBOR floor at 0.75%;

(3) eliminates the Company’s ability to borrow any additional funds under the facility and eliminates the Company’s ability to re-borrow principal paid on the facility in the future;

(4) removes prior timing restrictions on when the Company and its operating partnership may declare and pay cash dividends and distributions and permits the Company and the operating partnership to declare and pay dividends and distributions with respect to any fiscal quarter in the Company’s fiscal year in an amount necessary to maintain its REIT qualification or, subject to certain limitations, in excess of that amount if the Company satisfies certain liquidity tests;

(5) provides the Company a contingent option to extend the maturity date of the Credit Agreement for one additional year to May 8, 2012, provided that certain valuation and other criteria are met;

(6) requires the Company to prepay principal in an amount equal to 100% of the first $10 million of certain net equity proceeds raised by the Company, 50% of the aggregate net equity proceeds raised over $10 million and up to $20 million, 33% of the aggregate net equity proceeds raised over $20 million and up to $40 million and nothing with regard to net equity proceeds raised over $40 million, and caps the total amount of mandatory principal prepayments required on account of raising equity at $21,700,000 (the “Maximum Equity Proceeds Prepayment Amount”);

(7) requires the Company to prepay principal in an amount equal to 50% of the Company’s excess cash flow, as defined by the Credit Agreement, up to $4 million in any one Company fiscal year, which requirement automatically terminates if the Company raises equity and prepays principal equal to the Maximum Equity Proceeds Prepayment Amount;

(8) establishes control arrangements with respect to the Company’s cash and credit card receivable management, which automatically terminate if the Company raises equity and prepays principal equal to the Maximum Equity Proceeds Prepayment Amount;

(9) requires the Company to create reserves for insurance and real estate taxes and fund a reserve for capital improvements and furniture, fixtures and equipment equal to 3.0% of gross room revenues;

(10) eliminates the Company’s leverage covenant and modifies its fixed charge covenant;

(11) imposes certain varying minimum principal prepayment requirements to release the mortgage lien on any one hotel property securing the Credit Agreement;

(12) assesses an amendment fee; and

(13) revises the methodology used to value the Company’s existing hotel properties to one based on a multiple of net operating income except for its hotel property in Tampa, Florida, which is valued based on the lesser of an appraisal and a fixed amount.

The foregoing summary description of the Fifth Amendment is not complete and is qualified in its entirety by the complete text of the Fifth Amendment, which is attached hereto as Exhibit 10.21E and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On June 7, 2010, the Company issued a press release anouncing the Fifth Amendment. A copy of the press release is furnished as Exhibit 99.1 to this current report of Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.21E     Fifth Amendment to Credit Agreement dated as of June 4, 2010

99.1         Press release by MHI Hospitality Corporation, dated June 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2010

MHI HOSPITALITY CORPORATION

By:	/S/ ANDREW M. SIMS
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

Exhibit List

10.21E	Fifth Amendment to Credit Agreement dated as of June 4, 2010

99.1	Press release by MHI Hospitality Corporation, dated June 7, 2010

5